EXHIBIT 10.62

STOCK PURCHASE AGREEMENT

between

PACIFIC ENERGY DEVELOPMENT CORP.,

THE SHAREHOLDERS of EXCELLONG E&P-2, INC.

and

EXCELLONG, INC.

Dated:  December 16, 2011

TABLE OF CONTENTS

Section 1 Definitions	1

Section 2 Term and Purchase and Sale	10

Section 3 Purchase Price	10

Closing Cash	10
Series A Stock	10
Post-Closing Cash	10

Section 4 Working Capital Adjustments	10

Section 5 Due Diligence Review	11

Section 6 Closing	11

Section 7 Each Seller’s Representations and Warranties	12

Authorization and Effect of Agreement	12
Title to the Shares	12
Potential Conflicts of Interest	12
Investment Representations	13
Residency	14
Bankruptcy	14
No Omissions	14

i

Section 8 Representations and Warranties with respect to the Corporation	14

Organization	14
Authority	15
Organizational Documents; Minutes and Stock Records	15
Capitalization	15
No Conflicts	16
Oil and Gas Assets	16
Governmental Authorizations	17
Financial Statement	17
Receivables	18
Environmental	18
No Undisclosed Liabilities	18
Absence of Certain Changes	18
Litigation	20
Compliance with Laws	21
Contracts	21
Insurance	22
Employee Matters	22
Taxes	22
Transactions with Affiliates	23
Technology and Intellectual Property	23
Non-Foreign Status	24
Relationships	24
Bankruptcy	24
Records	24
Finder’s Fees	25
No Omissions	25

Section 9 Buyer’s Representations and Warranties	25

Organization	25
Authority	25
No Conflict	25
Enforceability	25
Bankruptcy	25
SEC Disclosure	25
Investment Experience	26
Qualification	26
Funding	26
Assurance	26
Finder’s Fees	26

Section 10 Pre-Closing Covenants	26

Access	26
Conduct of Business Pending Closing	27
Closing Conditions	28
No Solicitation	28
Business Relations	29
Board of Directors’ Notices and Minutes	29
Releases	29
Buyer’s Covenants	29
Untrue Representations and Warranties	29
Confidentiality	30

Section 11 Taxes	30

Indemnification	30
Filing Responsibility	31
Cooperation	32
Control of Tax Audits and Examinations	32

Section 12 Conditions Precedent to Closing	32

Sellers’ Conditions to Closing	32
Buyer’s Conditions to Closing	33

Section 13 Indemnification	33

Individual Indemnification of Buyer	33
Joint Indemnification of Buyer	34
Limitations on Sellers’ Indemnities	34
Indemnification by Buyer	34
Security Interest	34
Procedures	35
Mitigation	35
Mosbacher Well	35
Exclusive Remedy	35
Anti-Indemnity Laws	35

Section 14 Termination	36

Section 15 Remedies	36

Section 16 Post-Closing Series A Stock Matters	36

Transfers of Series A Stock	36
Guarantee of Value	37

Section 17 Shareholder Representative	37

Authority	37
Binding on All Sellers	38
Expenses	38
Replacement	38
Power of Attorney	38
Release	38
Reliance	39

Section 18 Notices	39

Section 19 Miscellaneous	40

Exhibits	40
Integration	40
Amendment and Waiver	40
Assignment	40
Third Parties	40
No Merger	40
Severability	40
Governing Law; Venue	41
Arbitration	41
Attorneys’ Fees	41
Expenses	41
Interpretation	41
Construction	42
Timing	42
Further Assurances	42
Counterparts	42

EXHIBITS AND SCHEDULES

Exhibit A	The Leases and the Lands

Exhibit B	The Wells

Exhibit C	The Equipment

Exhibit D	The Surface Rights

Exhibit E	The Listed Contracts

Schedule 8(h)	Financial Statement

Schedule 8(l)	Actions Outside the Ordinary Course

Schedule 8(s)	Affiliate Transactions

Schedule 8(t)	Intellectual Property

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated December 16, 2011, is between (i) PACIFIC ENERGY DEVELOPMENT CORP., a Nevada corporation (“Buyer”), (ii) the shareholders of EXCELLONG E&P-2, INC., a Texas corporation (the “Corporation”), who are listed on the signature page attached hereto (each, a “Seller” and collectively, “Sellers”), and (iii) EXCELLONG, INC., a Texas corporation (“Excellong”), which is a sister company to the Corporation.  Buyer, Excellong and Sellers are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, Sellers are the record and beneficial owners of all of the issued and outstanding Shares of capital stock of the Corporation.

WHEREAS, Buyer desires to purchase the Shares from Sellers, and Sellers desire to sell all of the Shares to Buyer, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below, and to be performed, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Parties agree as follows:

Section 1 Definitions.

(a) “Adjusted Working Capital” (or “AWC”) of the Corporation as of the Closing means (i) the Corporation’s cash and cash equivalents, less (ii) the sum of all of its liabilities (current and long-term) that would be reflected or under GAAP should be reflected on a balance sheet for the Corporation, in each case as of the Effective Time.

(b) “AWC Target” means $431.

(c) “AFE” means authority for expenditure.

(d) “Affiliate” means any Person which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a Person which directly or indirectly controls such Party, for which purpose “control” means the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of a Person.

(e) “Agreement” has the meaning set forth in the preamble.

(f) “Arbitration Demand” has the meaning set forth in Section 19(i).

(g) “Assets” means all of the assets of the Corporation, tangible and intangible, including without limitation the Oil & Gas Assets.

(h) “Breaching Party” has the meaning set forth in Section 15.

(i) “Business Day” means a day other than Saturday, Sunday or any day that shall be in the City of Houston, Texas a legal holiday or a day on which federally chartered banking institutions are authorized by Law to close.

(j) “Buyer” has the meaning set forth in the preamble.

(k) “Casualty Event” means any event occurring prior to Closing by which any portion of the Assets is destroyed by fire or other casualty (excluding normal wear and tear, and change in production characteristics), or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain.

(l) “Claims” means any and all claims, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, appeals, settlements, accounts, debts, liabilities, losses, costs and expenses of every kind and character (including court costs, expert witness fees and reasonable attorneys’ fees).

(m) “Closing” has the meaning set forth in Section 6.

(n) “Closing Cash” has the meaning set forth in Section 3(a).

(o) “Closing Date” has the meaning set forth in Section 6.

(p) “Closing Receivables” means all accounts receivable of the Corporation as of immediately prior to the Effective Time, including without limitation amounts owed to the Corporation with respect to deferred production payments.

(q) “Closing Stock” has the meaning set forth in Section 3(b).

(r) “Code” means the Internal Revenue Code of 1986, as amended.

(s) “Confidential Information” has the meaning set forth in Section 10(j).

(t) “Contract” means contract, any contract, license, permit, option, lease, franchise, understanding, commitment, agreement or other written or unwritten arrangement, related to the ownership or operation of the Assets including, without limitation, farm-out agreements, participation agreements, joint operating agreements, unit agreements, area of mutual interest agreements, communitization agreements, pooling agreements, product sale agreements, division orders, processing agreements, transportation agreements, water disposal agreements, options, orders and decisions of any Governmental Authority.

(u) “Corporation” has the meaning set forth in the preamble.

(v) “Corporation Board” has the meaning set forth in Section 8(c).

(w) “Corporation Related Person” has the meaning set forth in Section 8(l)(ix).

(x) “Corporation Reports” has the meaning set forth in Section 8(n)(iv).

(y) “Effective Time” means 12:01 a.m. on the Closing Date.

(z) “Encumbrances” means options, pledges, security interests, liens, mortgages, charges, claims or other encumbrances or restrictions of any kind.

(aa) “Environmental Defect” means any contamination or condition that exceeds currently-allowed regulatory limits or cleanup standards and is not otherwise permanently authorized by permit or Law, resulting from any discharge, release, disposal, production, storage, treatment, or any other activities on, in or from any of the Assets, or the migration or transportation from other lands to any of the Assets, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment, including, without limitation, any Environmental Laws.

(bb) “Environmental Laws” means, without limitation, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as well as any state and local regulation or Law governing the same, similar or related matters.

(cc) “Equipment” has the meaning set forth in paragraph (iii) of the definition of the term Oil & Gas Assets.

(dd) “Excellong” has the meaning set forth in the preamble.

(ee) “Financial Statement” has the meaning set forth in Section 8(h).

(ff) “GAAP” means United States generally accepted accounting principles, consistently applied.

(gg) “Governmental Authority” means any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or government tribunal.

(hh) “Hydrocarbon” means oil, gas, natural gas liquids, condensate, related hydrocarbons and associated substances and carbon dioxide.

(ii) “Indemnity Cap” means $2,500,000 plus the aggregate Indemnity Value of the Closing Stock.

(jj) “Indemnity Value” of any share of Closing Stock as of any date means (i) the Series A Offering Price ($0.75) therefor, if such share of Closing Stock is still held by Sellers as of that date, or (ii) the actual net proceeds received by Sellers with respect to that share of Closing Stock, if such share has been sold by Sellers prior to that date.

(kk) “Intellectual Property” has the meaning set forth in Section 8(t)(i).

(ll) “IRS” means the Internal Revenue Service.

(mm) “IT Assets” has the meaning set forth in Section 8(t)(iii).

(nn) “Lands” means those lands described in Exhibit A.

(oo) “Law” or “Laws” means all federal, state and local laws, rules, regulations, guidances, ordinances, decrees and orders of any Governmental Authority.

(pp) “Leases” means those certain oil and gas leases described in Exhibit A.

(qq) “Listed Contracts” means the Contracts listed on Exhibit E.

(rr) “Material Adverse Effect” means any effect, change, event, occurrence, circumstance or state of facts that would reasonably be expected to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, prospects or results of operations of the Corporation, or (ii) materially adversely affect the ability of Sellers to perform their obligations hereunder and consummate the transactions contemplated hereby in a timely manner.

(ss) “Material Contract” means any of the following related to the Corporation:

(i) a Contract under which the Corporation is participating or has agreed to participate as a general partner, limited partner, member, joint venturer or venture capital or similar investor;

(ii) a Contract under which the Corporation has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money;

(iii) a Contract that contains an “exclusivity” clause (that is, obligates the Corporation to conduct business with another party on an exclusive basis or restricts the ability of the Corporation or its Affiliates to conduct business with any Person);

(iv) a Contract that imposes confidentiality obligations on the Corporation or its Affiliates;

(v) a Contract between (A) the Corporation, on the one hand, and (B) any of its Affiliates or any Corporation Related Person on the other;

(vi) a Contract pursuant to which the Corporation has promised to pay, or lend any amount to, or sold, transferred or leased any property or assets to or from, (A) any Person in their capacity as an officer, director or other employee of the Corporation or any of its Affiliates, or (B) any Corporation Related Person;

(vii) any Contract with respect to the employment of, or payment to, any current or former directors, officers, employees, consultants or independent contractors;

(viii) except for provisions of the Articles of Incorporation and By-laws of the Corporation, a Contract under which the Corporation has an obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any Person (other than in a fiduciary capacity);

(ix) a Contract involving total future payments by the Corporation of more than Twenty-Five Thousand Dollars ($25,000);

(x) a Contract which requires performance by the Corporation beyond the first anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Corporation without penalty within thirty (30) days after the date of this Agreement;

(xi) a Contract with any Governmental Authority;

(xii) a Contract granting an Encumbrance, other than a Permitted Encumbrance, upon any property or asset of the Corporation;

(xiii) a Contract obligating the Corporation to pay to any Person any money or provide any benefits as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

(xiv) a Contract providing for the acquisition or disposition after the date of this Agreement of any assets contemplating an exchange of value in excess of Twenty-Five Thousand Dollars ($25,000);

(xv) a Contract providing for a power of attorney on behalf of the Corporation other than qualified service representative agreements, stock powers of attorney or similar agreements;

(xvi) a lease or sublease in respect of any leased real property;

(xvii) a non-competition or non-solicitation Contract that (A) limits, purports to limit, or could limit in any respect the manner in which, or the localities in which, any business of the Corporation is or could be conducted or the types of business that the Corporation conducts or may conduct, (B) could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of Buyer or its Affiliates is or could be conducted or the types of business that Buyer or its Affiliates conducts or may conduct or (C) limits, purports to limit or could limit in any way the ability of the Corporation to solicit prospective employees or could so limit or purport to limit the ability of Buyer or its Affiliates to do so;

(xviii) any Contract that could require the consent of, or notice to, any third party for the execution of, or performance under, this Agreement;

(xix) any other material Contract, made other than in the ordinary course of the Corporation’s business, to which the Corporation is a party or under which the Corporation is obligated; or

(xx) the Contracts material to the ownership, management, exploitation and disposition of the Oil & Gas Assets.

(tt) “Mosbacher Indemnity” has the meaning set forth in Section 13(g) below.

(uu) “Net Revenue Interest” means the Corporation’s interest in the production of oil, gas and other minerals produced, saved and sold from the Lands covered by the Leases set forth on Exhibit A, after giving effect to all valid landowners’ royalties, overriding royalties, production payments and similar burdens.

(vv) “Oil & Gas Assets” means all of the Corporation’s right, title and interest in and to the following:

(i) The Leases, insofar as and only insofar as the Leases cover the Lands, and all oil, gas and other Hydrocarbon reserves attributable to the Leases and Lands as of the Effective Time.

(ii) The oil and gas production, injection, pressure maintenance and salt water disposal wells located upon the Lands, or on lands pooled or unitized therewith, whether producing or non-producing, including, without limitation, those described in Exhibit B (collectively, the “Wells”).

(iii) The equipment, personal property, facilities, improvements, structures and fixtures located on the Lands which is used in connection with the Leases or the Wells, for the production, gathering, treatment, compression, transportation, processing, sale or disposal of Hydrocarbons or water produced from the Wells, including, without limitation, all wells, well-bores, casing, tubing, wellheads, gauges, valves, rods, tanks, pumps, separators, treaters, inventory, compressors, pipelines, meters and other improvements described in Exhibit C (collectively, the “Equipment”).

(iv) The oil, gas, condensate and other Hydrocarbon production produced from the Lands covered by the Leases, or attributable thereto, or to lands pooled or unitized therewith.

(v) The easements, rights-of-way, permits, licenses, servitudes, access agreements, surface use agreements or other similar interests affecting the Leases, the Lands or the Wells, including, without limitation, those described in Exhibit D (collectively, the “Surface Rights”).

(vi) All Material Contracts including, without limitation, the Listed Contracts on Exhibit E.

(vii) The Corporation’s records and files related to the Assets (collectively, the “Records”) including, without limitation: (A) leases, assignments, contracts, rights of way, surveys, maps, plats, correspondence, and other documents and instruments; (B) division of interest, suspended funds data, and accounting records (excluding the Corporation’s state and federal income tax information); (C) severance, production and property tax records; (D) well files, logs, operations and maintenance records; and (E) geological and engineering data and reports, and all geological structure maps and petro-physical studies relating to the Lands, provided it is understood that the Corporation only has maps in either Microsoft Power Point, Word or Adobe pdf formats.

(ww) “Outside Closing Date” has the meaning set forth in Section 14.

(xx) “Party” and “Parties” have the meanings set forth in the preamble.

(yy) “Permitted Encumbrance” means any of the following:

(i) the terms and conditions of the Leases and the Listed Contracts;

(ii) lessors’ royalties and overriding royalties burdening the Leases, but only to the extent the same do not operate to reduce the interest of the Corporation with respect to all oil and gas produced from the applicable Lease to less than the Net Revenue Interest for such Lease set forth in Exhibit A;

(iii) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein, if they are routinely obtained subsequent to the sale or conveyance;

(iv) required third party consents to assignment, preferential purchase rights and similar agreements, where such waivers or consents are obtained by Sellers from the appropriate parties prior to Closing, or the appropriate time period for asserting any such right has expired without an exercise of the right and such right has terminated;

(v) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business;

(vi) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations or any restrictions on access thereto that do not materially interfere with the oil and gas operations to be conducted on any Lease;

(vii) conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(viii) all rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Oil & Gas Assets in any manner, and all applicable Laws of such authority;

(ix) division orders terminable without penalty upon no more than sixty (60) days notice to the purchaser;

(x) liens arising under the Listed Contracts;

(xi) mortgages, deeds of trust, security agreements and financing statements burdening the lessor’s interest covered by any of the Leases;

(xii) the lack of any formal probate in the chain of title to a lessor’s interest covered by any of the Leases;

(xiii) the lack of a recorded release of any prior expired oil and gas lease covering any portion of the Lands; and

(xiv) any question as to the legitimacy of a survey or the lack of a survey.

Notwithstanding anything to the contrary, a Permitted Encumbrance shall not be deemed a Title Defect hereunder.

(zz) “Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other entity, including any Governmental Authority.

(aaa) “Post-Closing Cash” has the meaning set forth in Section 3(c).

(bbb) “Preliminary AWC Statement” has the meaning set forth in Section 4(b).

(ccc) “Pro Rata Share” for any Seller means (i) the number of Shares owned by such Seller, divided by (ii) the total number of Shares (fully-diluted) outstanding.  Sellers’ respective Pro Rata Shares are set forth on the signature page hereto.

(ddd) “Public Market Value” of the Series A Stock as of any specified date means, assuming that the Series A Stock or the common stock into which the Series A Stock is convertible is then publicly traded, the thirty (30) day average closing sales price therefor as reported on Yahoo! Finance or other reliable source for the thirty (30) preceding calendar days (or such shorter period if such securities have been publicly-traded for less than thirty (30) days prior to the specified date).

(eee) “Purchase Price” has the meaning set forth in Section 3.

(fff) “Put” has the meaning set forth in Section 16(b).

(ggg) “Records” has the meaning set forth in paragraph (vii) of the definition of the term Oil & Gas Assets.

(hhh) “Review Period” has the meaning set forth in Section 5(a).

(iii) “Securities Act” means the Securities Act of 1933, as amended.

(jjj) “Seller” and “Sellers” have the meaning set forth in the preamble.

(kkk) “Series A Closings” means the one or more closings of the current offering of Series A Stock by the Corporation to third-party investors.

(lll) “Series A Offering Price” means $0.75 per share of Series A Stock.

(mmm) “Series A Stock” means the Series A Preferred Stock of Buyer to be authorized and issued in connection with the Series A Closings, the rights, preferences and restrictions of which have been provided to Sellers.

(nnn) “Shareholder Representative” has the meaning set forth in Section 17(a).

(ooo) “Shares” has the meaning set forth in Section 8(d)(i).

(ppp) “Straddle Period” has the meaning set forth in Section 11(a)(iii).

(qqq) “Surface Rights” has the meaning set forth in paragraph (v) of the definition of the term Oil & Gas Assets.

(rrr) “Tax” or “Taxes” means any and all taxes, levies or other like assessments, including but not limited to income tax, franchise tax, profits tax, windfall profits tax, surtax, gross receipts tax, capital gains tax, remittance tax, withholding tax, sales tax, use tax, value added tax, goods and services tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, severance tax, excise tax, ad valorem tax, property tax (real, personal or intangible), inventory tax, transfer tax, premium tax, environmental tax (including taxes under Section 59A of the Code), customs duty, stamp tax or duty, capital stock tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any similar tax or assessment imposed by any Governmental Authority or other taxing authority, together with any interest, fine or penalty, or addition thereto, whether disputed or not.

(sss) “Tax Return” has the meaning set forth in Section 8(r)(i).

(ttt) “Title Defect” means, with respect to the Corporation’s interest in the Oil & Gas Assets, any lien, encumbrance or defect of title, excluding the Permitted Encumbrances, that: (A) increases the Working Interest of the Corporation in any Lease to greater than the Working Interest set forth on Exhibit A (unless the Corporation’s Net Revenue Interest therein is increased in the same proportion); (B) diminishes the Net Revenue Interest of the Corporation in any Lease to less than the Net Revenue Interest set forth on Exhibit A; or (C) otherwise has an adverse economic effect on any of the Oil & Gas Assets.

(uuu) “Title Opinions” means the title opinions of the Leighton field leases provided by the Corporation including: 1. Title Opinion Peeler Ranch 253.6 Acres Lease, 2. Title Opinion Peeler Ranch 442.65 Acres Lease, 3. Title Opinion Tyler Ranch 90 Acres Lease, 4. Title Opinion Tyler Ranch 387.751 Acres Lease, 5.Title Opinion Tyler Ranch 82.259 Acres Lease (A-1116 survey), 6. Title Opinion Mandurah (Sutton ) 320 Acres and 26 Acres Lease.

(vvv)  “Wells” has the meaning set forth in paragraph (ii) of the definition of the term Oil & Gas Assets.

(www) “Working Interest” means the Corporation’s interest in and to the leasehold estates created by the Leases, insofar as such leasehold interests are burdened by the obligation to bear and pay costs, without regard to any landowners’ royalties, overriding royalties, production payments or similar burdens on production.

Section 2 Term and Purchase and Sale.  Subject to Section 14 below, the term of this Agreement shall begin as of the date of the execution of this Agreement and continue until Sellers and Buyer have fully satisfied all of their other obligations under this Agreement. Subject to the terms and conditions of this Agreement, at Closing, each Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Sellers, the number of Shares under each Seller’s name on the signature page hereto, free and clear of all Encumbrances.

Section 3 Purchase Price.

Subject to potential adjustment as provided elsewhere herein, the aggregate purchase price for the Shares is Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Purchase Price”), to be paid by Buyer to Sellers as follows:

(a) Closing Cash.  At Closing, Buyer shall pay to each Seller such Seller’s Pro Rata Share of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Closing Cash”).

(b) Series A Stock.  At Closing, Buyer shall issue to each Seller such Seller's Pro Rata Share of a total of 1,666,667 shares of Series A Stock ("Closing Stock"), which is equivalent to one million dollars worth of Buyer's Series A Offering Price with a twenty percent (20%) discount.

(c) Post-Closing Cash.  Sixty (60) days following Closing, Buyer shall pay to each Seller an amount of cash equal to such Seller’s Pro Rata Share of One Million Dollars ($1,000,000), as such amount may be adjusted pursuant to Section 4 (the “Post-Closing Cash”).

Section 4 Working Capital Adjustments.

(a) Effective immediately prior to Closing, the Corporation shall distribute and assign the Closing Receivables to Sellers, in accordance with their respective Pro Rata Shares.  Accordingly, the Closing Receivables shall not be included in the Adjusted Working Capital calculations and adjustments under paragraphs (b) and (c) below.  If and to the extent that Buyer receives any collections on the Closing Receivables following Closing, Buyer shall hold such collections in trust and immediately shall deliver such collections to Sellers.

(b) In connection with the Closing, Sellers shall deliver to Buyer a preliminary statement of the estimated Adjusted Working Capital of the Corporation as of the Effective Time (the “Preliminary AWC Statement”). Sellers shall prepare the Preliminary AWC Statement in good faith, based upon the latest relevant available data therefor. If the Preliminary AWC Statement reflects Adjusted Working Capital in excess of the AWC Target, the Closing Cash shall be increased, dollar-for-dollar, by such excess amount. If the Preliminary AWC Statement reflects Adjusted Working Capital below ninety-five percent (95%) of the AWC Target, the Closing Cash shall be decreased, dollar-for-dollar, by such deficiency.

(c) Buyer may audit and confirm the Corporation’s actual Adjusted Working Capital within sixty (60) days following the Closing. If actual Adjusted Working Capital is less than the estimated Adjusted Working Capital shown by the Preliminary AWC Statement, Buyer shall so notify Sellers and (subject to the dispute resolution mechanisms herein) shall have the right to recoup the deficiency from Sellers and/or Excellong, dollar-for-dollar, out of the Post-Closing Cash or otherwise.

Section 5 Due Diligence Review.

(a) For sixty (60) days after the date of this Agreement, until 5:00 p.m. Central time on such date (the “Review Period”), the Corporation shall permit Buyer and Buyer’s representatives to examine during normal business hours at a location designated by the Corporation all abstracts of title, title opinions, title files, ownership maps, lease, well, and division order files, assignments, operating, and accounting records and all Leases, Surface Agreements, Permits, Contracts, and other agreements, data, analyses, and information pertaining to the Oil & Gas Assets insofar as the same may now be in existence and in the possession of the Corporation (or agent or Representative of the Corporation), subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon the Corporation and relating to the data. If there are any documents that the Corporation cannot provide Buyer due to a confidentiality requirement, the Corporation shall describe to Buyer the withheld document and cooperate with Buyer to obtain access thereto from the third party if Buyer so requests.

(b) Subject to Section 10(a), during the Review Period, Buyer shall have the opportunity to conduct, at Buyer’s sole risk, cost and expense, an environmental assessment of the Oil & Gas Assets.  The Corporation shall provide or cause the operator to provide reasonable access to the Oil & Gas Assets for this purpose. Buyer, and Buyer’s representatives and agents, shall comply with the operator’s environmental and safety rules and policies while performing any environmental assessment of the Oil & Gas Assets. Buyer agrees that Buyer, and Buyer’s representatives and agents, shall not disclose to third parties any information obtained in its environmental assessment unless agreed in writing by the Corporation or unless such information is otherwise publicly available or such disclosure is expressly required by applicable Law or is compelled pursuant to legal process of any court or Governmental Authority. With respect to information that is not otherwise publicly available, Buyer shall notify the Corporation in advance of any such disclosure and shall furnish the Corporation copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as possible after Buyer’s receipt thereof, Buyer shall deliver to the Corporation copies of all reports, data, analysis, test results, remediation cost estimates, and recommended remediation procedures or other information concerning or derived from Buyer’s environmental assessment.

Section 6 Closing. Subject to Buyer’s satisfaction with its due diligence investigation under Section 5, the consummation of the transactions contemplated by this Agreement shall take place at a closing (“Closing”) on a date to be specified by Buyer (the “Closing Date”); provided, however, that the Closing Date shall not be later than sixty (60) days from the date of this Agreement.  Closing shall take place at 10:00 a.m., Texas time, at the offices of Excellong. The Closing shall be effective for tax and all other purposes as of the Effective Time.  At Closing, the following events shall occur, each event under the control of one Party being a condition precedent to the events under the control of the other Parties, and each event being deemed to have occurred simultaneously with the other events:

(a) Buyer shall: (i) wire transfer to each Seller’s account (as designated by each such Seller on or before two (2) Business Days prior to the Closing Date) such Seller’s Pro Rata Share of the Closing Cash set forth in Section 3(a); and (ii) deliver to each Seller his or her Pro Rata Share of the Closing Stock, as set forth in Section 3(b).

(b) Sellers shall deliver to Buyer: (i) certificates representing the Shares, which shall be duly endorsed in blank, or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed; (ii) the Records; (iii) a written resignation from each director and officer of the Corporation in form reasonably acceptable to Buyer; (iv) any powers of attorney used by Sellers to execute this Agreement and/or any closing documents; and (v) such other documents, instruments and writings as required to consummate the transactions contemplated hereby or as may otherwise be reasonably requested by Buyer in connection with this Agreement.

(c) The Parties shall comply as required with the U.S. Foreign Investment in Real Property Tax Act (FIRPTA).

Section 7 Each Seller’s Representations and Warranties. Each Seller (individually and severally, not jointly) represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

(a) Authorization and Effect of Agreement.  This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors generally and to general principles of equity. Seller has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions herein contemplated, and such execution, delivery and performance to the best knowledge of each Seller will not violate any applicable Laws or conflict with or result in a breach by Seller of the terms, conditions, or provisions of, or constitute a default under, any agreement or instrument to which Seller is a party or by which Seller is bound.

(b) Title to the Shares.  Seller owns, beneficially and of record, the number of Shares set forth under Seller’s name on the signature page to this Agreement, free and clear of all Encumbrances, and has good and marketable title to such Shares and full legal right, power and authority to transfer such Shares in the manner contemplated by this Agreement. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from Seller any shares of capital stock of the Corporation, whether now or hereafter authorized or issued.

(c) Potential Conflicts of Interest.  Neither Seller nor any Affiliate of Seller:

(i) owns, directly or indirectly, any interest (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly held or traded companies) in, or is an officer, director, employee or consultant of, or otherwise receives any remuneration from, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Corporation; or

(ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Corporation uses, or the use of which is necessary for the conduct of business of the Corporation.

(d) Investment Representations.  Seller understands that the issuance and delivery to Seller, as part of the Purchase Price, of the Closing Stock under this Agreement is intended to constitute a private offering exempt from registration under the Securities Act, and in connection therewith, Seller represents and warrants to Buyer and agrees as follows:

(i) Seller has received copies of Buyer’s most recent financial statements and has had an opportunity to ask questions of and receive answers from officers of Buyer with respect to the business and financial condition of Buyer and has been afforded an opportunity to examine such documents and has been furnished such additional information, to the extent available without unreasonable effort or expense, which Seller has reasonably requested for the purpose of verifying information set forth therein;

(ii) Seller (A) understands that no Person has been authorized to give any information or to make any representations which are not set forth herein, (B) has not relied on any other representations or information and (C) understands that an investment in the Series A Stock involves significant risks and acknowledges that Seller is able financially to bear such risks;

(iii) Seller is not relying on Buyer or Buyer’s representatives with respect to the economic considerations relating to the Series A Stock; rather, Seller has relied solely on the advice of, and has consulted with, Seller’s own advisors;

(iv) Seller acknowledges and understands that (A) neither the  issuance nor delivery of the Closing Stock hereunder has been registered under the Securities Act, (B) the Closing Stock may not be resold unless such stock is subsequently registered under the Securities Act and applicable state securities laws, if any, or unless an exemption from such registration is available and (C) it is not contemplated that any registration will be made under the Securities Act, and Buyer is under no obligation to assist Seller in complying with any requirements to permit resale exempt from registration, or otherwise;

(v) Seller will not, directly or indirectly, sell, pledge, transfer, convey or otherwise dispose of any of the Closing Stock, except (A) in a transaction pursuant to an effective registration statement under the Securities Act and in compliance with the rules and regulations promulgated thereunder or (B) pursuant to an available exemption from the registration requirements thereof and in satisfaction of applicable state securities Laws;

(vi) Seller understands that the certificates representing the Closing Stock shall bear the legend set forth in Section 16(a), which Seller has read and understands;

(vii) Seller is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act, and has such knowledge and experience in financial and business matters to make an informed investment decision based upon the information furnished to Seller and such additional information Seller may have requested and received from Buyer and the independent inquiries and investigations undertaken by Seller or his, her or its advisors on Seller’s behalf;

(viii) Seller is acquiring the Closing Stock for Seller’s own account and not, in whole or in part, for the account of any other Person, for investment and not with a view toward distribution thereof; and no other Person has a direct or beneficial interest in the Closing Stock; and

(ix) Seller recognizes that in issuing the Closing Stock under the terms of this Agreement, Buyer will rely upon the truth and accuracy of the foregoing investment representations and agreement in claiming an exemption from registration under the Securities Act.

(e) Residency.  The address set forth in the signature page hereto is Seller’s long-term residence. The legal status of Seller’s U.S. residency is accurately set forth on the signature page.

(f) Bankruptcy.  There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to the knowledge of Seller, threatened against Seller.

(g) No Omissions.  None of Seller’s representations and warranties contained in this Section 7 is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

Section 8 Representations and Warranties with respect to the Corporation.

  Sellers and Excellong hereby jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

(a) Organization.

(i) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power and authority to own its assets and properties and to carry on its business as presently conducted. The Corporation is duly qualified or licensed to do business and in good standing as a foreign corporation in each other jurisdiction where the location and character of its assets and properties and the business conducted by it require such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(ii) The Corporation has no subsidiaries and does not own, control or hold the power to vote, whether directly or indirectly, of record, beneficially or otherwise, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any Person.

(b) Authority.  The Corporation has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted.

(c) Organizational Documents; Minutes and Stock Records.  The Corporation has furnished Buyer with copies of its Articles of Incorporation and Bylaws, as amended to the date hereof, and with such other documents as requested by Buyer relating to the authority of the Corporation to conduct its business. All such documents are complete and correct. The stock registers and minute books of the Corporation are each complete, correct and accurately reflect all meetings, consents, and other actions of the Corporation’s incorporators, shareholders, board of directors and committees thereof (the “Corporation Board”), and all transactions reported to the Corporation by its shareholders in the Corporation’s capital stock occurring since the date of incorporation or organization of the Corporation.

(d) Capitalization.

(i) The authorized capital stock of the Corporation consists exclusively of 80,000,000 shares of common stock, no par value, of which there are 1,000,000 shares issued and outstanding (the “Shares”) with 50 cents per share for initial capital. The Shares constitute one hundred percent (100%) of the issued and outstanding equity securities of the Corporation.

(ii) All outstanding shares of capital stock of the Corporation have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(iii) Other than the Shares, there are no outstanding (A) shares of capital stock or other voting securities of the Corporation, (B) securities or other rights, instruments or interests of the Corporation exercisable for, convertible into or exchangeable for shares of capital stock or voting securities of the Corporation, or (C) options, warrants, restricted stock, stock appreciation rights, other stock-based compensation awards or other rights to acquire from the Corporation, or other obligation of the Corporation to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Corporation. There are no outstanding obligations of the Corporation to repurchase, redeem or otherwise acquire any securities referred to in clauses (A), (B) or (C) above.

(iv) There are no outstanding bonds, debentures, notes or other indebtedness of the Corporation having the right to vote (or convertible into or exercisable for capital stock of the Corporation having the right to vote) on any matters on which the shareholders of the Corporation may vote.

(v) There are no outstanding contractual obligations of the Corporation to repurchase, re-price, redeem or otherwise acquire any shares of the capital stock of the Corporation.

(vi) All of the Shares were issued or granted in compliance with all applicable Laws, including all applicable federal and state securities laws.

(e) No Conflicts.  The execution, delivery and performance of this Agreement and any of the other documents executed in connection with this Agreement to be performed by any Seller do not and will not:

(i) conflict with or result in any breach of the provisions of, or constitute a default under, the organizational documents of the Corporation;

(ii) with or without the giving of notice, the passage of time, or both, (A) violate any restriction to which the Corporation is subject; or (B) result in the creation or imposition of any lien, Encumbrance or security interest upon any asset or property of the Corporation; or

(iii) constitute a violation of any applicable Law which would have a Material Adverse Effect on the ownership, operation or the value of any asset or property of the Corporation or the transactions contemplated by this Agreement.

(f) Oil and Gas Assets.

(i) Excepting the royalty and overriding royalty interests and other Encumbrances specifically described in Exhibit A, and except as otherwise described in the Title Opinions, to the knowledge of Sellers, the Oil & Gas Assets are free and clear of all Title Defects.

(ii) All royalties, shut-in royalties, overriding royalties, compensatory royalties and other payments due with respect to the Oil & Gas Assets (other than royalties held in suspense and in good faith by the Corporation), which are payable with respect to the Oil & Gas Assets have been properly and correctly paid. The amount of suspended funds held by the Corporation and owed to third parties for royalties with respect to the Oil & Gas Assets is not greater than Twenty-Five Thousand Dollars ($25,000).

(iii) There are no preferential rights to purchase, options to purchase, area of mutual interest agreements, consents to assign or confidentiality agreements affecting any of the Oil & Gas Assets.

(iv) Neither the Corporation nor any of the Oil & Gas Assets is bound by or subject to any arrangement under which, by virtue of a prepayment arrangement, a gas balancing agreement, a production payment or any other arrangement or dedication, the Buyer is or will be required to deliver Hydrocarbons from the Oil & Gas Assets at some future time without then or thereafter receiving full payment therefor, or to make payment at some future time for Hydrocarbons already produced and sold, or in lieu thereof, delivery of terminations of any such obligations.

(v) There are no outstanding AFEs or other commitments to make capital expenditures, which are binding on the Oil & Gas Assets, which will require expenditures by the Corporation in excess of Twenty-Five Thousand Dollars ($25,000) per item.

(vi)

(vii) The Corporation has obtained and is in compliance with all permits of Governmental Authorities required to own or use and, if operated by the Corporation or any Affiliate of the Corporation, operate the Oil & Gas Assets.  All such permits are in full force and effect.  No violations exist under such permits.  No proceeding is pending or, to the knowledge of the Corporation or any Seller, threatened relating to the challenging, withdrawal or revocation of any such permits.

(viii) The Corporation is not obligated under, and none of the Oil & Gas Assets is subject to, a take-or-pay or similar arrangement, or by virtue of an election to non-consent or not participate in a past or current operation on an Asset pursuant to the applicable operating agreement, to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to an Asset.  No third party has: (A) any calls on production, options to purchase production, or other similar rights with respect to the Oil & Gas Assets; or (B) any right, retained, springing or otherwise, to production, cash bonus payments or profits or other rights in the Oil & Gas Assets including rights retained by prior owners at the time of the sale of the Oil & Gas Assets to the Corporation to receive production, cash bonus payments or profits from the Oil & Gas Assets if the price of oil exceeds a threshold amount.

(ix) Each (A) Hydrocarbon or other well associated with the Oil & Gas Assets is properly permitted and within the production tolerances established by the Governmental Authority having appropriate jurisdiction, (B) injection and disposal well operated associated with the Oil & Gas Assets is properly permitted, and (C) abandoned well associated with the Oil & Gas Assets is plugged in compliance with all applicable Laws.  There is no Well required by Contract or Law to be plugged and abandoned because such Well is not currently capable of producing in commercial quantities.

(x) As of the date hereof, there is no over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Oil & Gas Assets.

(xi) None of the Assets are subject to tax partnership reporting requirements under applicable provisions of the Code.

(xii) Neither Excellong nor the Corporation holds any 3-D seismic data or conventional seismic data covering the Lands.

(g) Governmental Authorizations.  The execution and delivery of this Agreement by Sellers and Excellong does not, and the performance of this Agreement by Sellers and Excellong and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or other action by, or filing with, submission, application or notification to, any Governmental Authority.

(h) Financial Statement.  Schedule 8(h) sets forth a balance sheet for the Corporation as of October 31, 2011 (together, the “Financial Statement”). The Financial Statement was true and complete as of its date, and was prepared on an income tax basis in all material respects. The Financial Statement (including any related notes) presents fairly the financial position of the Corporation as of the date thereof.

(i) Receivables.  All Closing Receivables (i) will represent arm’s-length transactions in the Corporation’s ordinary course of business, (ii) will be free and clear of all Encumbrances, and (iii) will be collected by the Corporation in the ordinary course of business within ninety (90) days following the Effective Time without any out-of-pocket expense or unusual efforts.

(j) Environmental.  Neither the Corporation nor Excellong has received any written notice from a Governmental Authority asserting that an Environmental Defect exists on the Lands that constitutes a present violation of any Environmental Law.

(k) No Undisclosed Liabilities.  The Corporation has no liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (i) as and to the extent specifically disclosed, reflected or reserved against in the Financial Statement, (ii) as and to the extent arising under the Listed Contracts, excluding any liabilities for Corporation breaches thereunder, and (iii) liabilities, not material in the aggregate and incurred in the ordinary course of the Corporation’s business since the date of the Financial Statement.  For purposes of the preceding subsection (iii), any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or Claims against the Corporation shall not be deemed to be incurred in the ordinary course of the Corporation’s business. For purposes of this Agreement, actions taken in the ordinary course of the Corporation’s business means actions consistent with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken no separate authorization by the Corporation Board is required.

(l) Absence of Certain Changes.  Except as expressly permitted by this Agreement, since the date of the Financial Statement, the Corporation has not:

(i) suffered any circumstance, change, event, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Corporation, the Assets or the transactions contemplated hereby;

(ii) conducted its business other than in the ordinary course of the Corporation’s business, except for actions taken by management of the Corporation in pursuit of the transactions contemplated by this Agreement;

(iii) declared, set aside or paid any dividends or distributions or redeemed or repurchased any of its capital stock, as applicable;

(iv) amended its Articles of Incorporation or Bylaws or effected any recapitalization, reclassification, stock dividend, stock split or like exchange in capitalization;

(v) except in the ordinary course of the Corporation’s business, sold, transferred, leased, or otherwise disposed of any of its assets or properties (whether tangible or intangible), or permitted or allowed any of its assets or properties (whether tangible or intangible) to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to Closing;

(vi) except in the ordinary course of the Corporation’s business, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any liability, other than current liabilities reflected on the Financial Statement and current liabilities incurred in the ordinary course of the Corporation’s business since the date of the Financial Statement;

(vii) merged with, entered into a consolidation with or acquired an interest of five percent (5%) or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired any assets other than in the ordinary course of the Corporation’s business;

(viii) issued, sold or delivered any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in or convertible into interests in, the Corporation;

(ix) entered into any agreement, arrangement, understanding or transaction with any of its directors, officers, employees or stockholders, or with any relative, beneficiary or spouse of such Person or with any Affiliate of any of the foregoing (each, a “Corporation Related Person”);

(x) made any change in accounting principles or methods from those currently employed, except as required by GAAP or by applicable regulatory requirements;

(xi) made or changed any Tax election of or with respect to the Corporation, changed any method of tax accounting, entered into or agreed to any private letter ruling, closing agreement or similar ruling or agreement with the IRS or any other taxing authority or settled any audit or proceeding with respect to Taxes owed by the Corporation;

(xii) other than in the ordinary course of the Corporation’s business, incurred any indebtedness, whether individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000);

(xiii) entered into any hedging, derivative or similar transaction;

(xiv) made any capital expenditure or commitment for any capital expenditure in excess of Twenty-Five Thousand Dollars ($25,000);

(xv) increased the salary, wage, bonus or other compensation payable, or to become payable by it, to its directors, officers, employees or consultants, or increased benefits or payments provided under, or terminated, established, adopted, entered into, made any new grants or awards under, or amended or otherwise modified, any benefit plans of the Corporation, except in each case increases occurring in the ordinary course of the Corporation’s business (including normal periodic performance reviews and related compensation and benefit increases) or as required by any pre-existing written contract to which the Corporation is a party, or granted any severance or termination pay to, or entered into or amended any employment, consulting, or severance agreement with, any Person;

(xvi) conducted any transaction with any Affiliate or other Corporation Related Person on terms and conditions that are not at least substantially the same or more favorable to the Corporation as comparable transactions with a Person that is not an Affiliate of the Corporation or that would be offered to such a Person for such a comparable transaction;

(xvii) accelerated, amended, canceled, modified, terminated, consented to the termination of, or allowed to expire, any Material Contract or license or of any of the Corporation’s rights thereunder;

(xviii) canceled or waived any claims or rights with a value to the Corporation in excess of Twenty-Five Thousand Dollars ($25,000)

(xix) settled or compromised any Claim, suit, proceeding, inquiry, investigation or other action;

(xx) terminated, canceled, amended or allowed to expire any insurance coverage currently maintained that is not replaced by a like amount of insurance coverage;

(xxi) made any material addition, or any development involving a prospective material addition, to the Corporation’s consolidated reserve for unpaid losses and loss adjustment expenses (including incurred but not reported); or

(xxii) agreed or committed to take any of the actions specified in this Section 8(l).

(m) Litigation.  There are no Claims, actions, suits, proceedings, inquiries or investigations pending or, to the knowledge of the Corporation or any Seller, threatened or contemplated against or affecting the Corporation or its Assets or against its officers, directors or employees in their capacity as such, at law or in equity, before any court, arbitrator or administrative, Governmental Authority or body.  Neither the Corporation nor any of its Assets, officers, directors or employees in their capacity as such, is subject to any order, writ, judgment, injunction, decree, determination or award.  No event has occurred relating to the Corporation or any of its Assets or its officers, directors or employees in their capacity as such, that could reasonably be expected to give rise to the commencement of any Claim, action, suit, proceeding, inquiry or investigation or the issuance of any order, writ, judgment, injunction, decree, determination or award.  There are no third party Claims pending, or to the knowledge of Sellers, Excellong or the Corporation, threatened against the Corporation, its Assets or any Seller that would prevent the consummation of the transactions contemplated by this Agreement or the performance of the obligations hereunder.

(n) Compliance with Laws.

(i) To the best knowledge of the Corporation or any Seller, the Corporation and the Assets are in compliance with all Laws, including all Environmental Laws.

(ii) To the best knowledge of the Corporation or any Seller, the Corporation has all governmental permits, licenses and authorizations necessary for the conduct of its business as presently conducted, and all such permits, licenses and authorizations are in full force and effect and, to the knowledge of Excellong and Sellers, no suspension or cancellation or limitation of any of them is threatened;

(iii) To the best knowledge of the Corporation or any Seller, the Corporation is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action;

(iv) The Corporation has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable Law, with all applicable Governmental Authorities (collectively, the “Corporation Reports”).  As of their respective dates, the Corporation Reports complied with the applicable Laws enforced or promulgated by the regulatory authority with which they were filed. The Corporation has made available for inspection by Buyer true and complete copies of all Corporation Reports. No material deficiencies have been asserted by any Governmental Authority with respect to any such Corporation Report that have not been cured or satisfied.

(v) To the best knowledge of the Corporation or any Seller, none of Sellers or the Corporation has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any consent, approval, authorization or other action by, or filing with, submission, application or notification to any such Governmental Authority or Person, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any term or requirement of any consent, approval, authorization or other action by, or filing with, submission, application or notification to any such Governmental Authority or Person.

(o) Contracts.  The Corporation is not a party, and none of the Oil & Gas Assets is subject to, any Material Contract other than those listed on Exhibit E. Sellers have supplied to Buyer accurate and complete copies of all such Listed Contracts, including any amendments thereto. To the best knowledge of the Corporation or any Seller, none of such Listed Contracts is in default, nor are there any circumstances that (with the passage of time, the giving of notice, or otherwise) would reasonably be expected to result in any default under any such Listed Contract. Each Listed Contract is in full force and effect and upon the consummation of the transactions contemplated by this Agreement, will continue in full force and effect without penalty or adverse consequence.

(p) Insurance.  Neither Excellong nor the Corporation maintains any insurance policies, binders or bonds with respect to the Leases.

(q) Employee Matters.

(i) The Corporation has no and has never had any employees. As a consequence, the Corporation has never adopted any employee benefit plan within the meaning of the Employee Retirement Income Security Act, or any compensation, consulting, employment or collective bargaining agreement, or any stock option, stock purchase, stock appreciation right, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written. The Corporation does not provide, nor has it ever provided, medical benefits to any Person.

(ii) The Corporation is not a party to nor is bound by any collective bargaining Contract with a labor union or labor organization, nor is the Corporation the subject of a proceeding asserting that the Corporation has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Corporation to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving the Corporation pending or, to the knowledge of the Corporation or any Seller, threatened. The consummation of the transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any Contract to which the Corporation is a party.

(r) Taxes.

(i) The Corporation has (A) timely filed all Tax Returns required to be filed by it (taking into account applicable extensions) and all such Tax Returns reflect accurately all liability for Taxes of the Corporation and are true, correct and complete in all respects, and (B) paid or accrued all Taxes due with respect to such Tax Returns other than such Taxes as are being contested in good faith by the Corporation.  For purposes of this Agreement, “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

(ii) There are no ongoing federal, state, local or foreign audits or examinations of any Tax Return of the Corporation, and (B) the Corporation has not, within the past twelve (12) months, been contacted by, and is not currently corresponding with, any Governmental Authority with respect to its requirement to file Tax Returns or to pay any Taxes.

(iii) There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Corporation.

(iv) The Corporation is not, and, within the past five (5) years, has not been, a party to any Contract under which the Corporation has agreed to share Tax liability of any Person.

(v) There are no Encumbrances for Taxes except Encumbrances for Taxes not yet due and payable.

(vi) The Corporation has established adequate reserves for payment of Taxes by the Corporation relating to periods (or portions thereof) for which a Tax Return was required to be filed for Taxes that are not then due or payable, and has or will establish adequate reserves for Taxes relating to subsequent periods through Closing.

(s) Transactions with Affiliates.  All transactions between or among (i) the Corporation and (ii) any of its Affiliates or any Corporation Related Person have been conducted on terms and conditions substantially the same, or no less favorable to the Corporation, as comparable transactions with a Person that is not an Affiliate of the Corporation or that would be offered to such a Person for such a comparable transaction. All Contracts and material business arrangements and transactions, including a description of the nature of the services provided and the charge therefor if not provided pursuant to a written Contract, between or among the Corporation and any of its Affiliates or any Corporation Related Person, are set forth on Schedule 8(s), and true and complete copies of all such Contracts and all amendments thereto have been made available to Buyer.

(t) Technology and Intellectual Property.

(i) Schedule 8(t) sets forth a complete and correct list of all (A) registered trademarks, service marks, copyrights and patents; (B) applications for registration or grant of any of the foregoing; (C) unregistered trademarks, service marks, trade names, logos and assumed names; and (D) licenses for any of the foregoing, in each case, owned by the Corporation or used in or necessary to conduct the Corporation’s business as presently conducted. The items on Schedule 8(t), together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the business of the Corporation as presently conducted constitute the “Intellectual Property.”

(ii) Except as set forth on Schedule 8(t), the Corporation has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the Corporation to use the Intellectual Property in the conduct of its business as presently conducted. The Corporation has not received notice (whether written or, to the knowledge of the Corporation or any Seller, oral) alleging that the Corporation has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and it has not committed any such violation or infringement. Other than as set forth on Schedule 8(t), to the knowledge of the Corporation or any Seller, there is no reason to believe that, upon consummation of the transactions contemplated hereby, the Corporation will be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Corporation is a party or by which it is bound, or that use of such Intellectual Property by the Corporation will, as a result of such consummation, violate or infringe the rights of any Person, or subject Buyer or the Corporation to liability of any kind, under any such contract.

(iii) Except as set forth on Schedule 8(t), the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Corporation in connection with its business, and have not materially malfunctioned or failed within the past three (3) years. “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Corporation.  To the knowledge of the Corporation or any Seller, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization the IT Assets, or (B) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the knowledge of the Corporation or any Seller, no Person has gained unauthorized access to the IT Assets. The Corporation has implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the knowledge of the Corporation or any Seller, none of the IT Assets contains any shareware, open source code, or other software the use of which requires disclosure or licensing of any intellectual property.

(u) Non-Foreign Status.  The Corporation is not a “foreign person” within the meaning of Section 1445 of the Code.

(v) Relationships.  The Corporation has not received notice (whether written or, to the knowledge of the Corporation or any Seller, oral), whether on account of the transactions contemplated by this Agreement or otherwise, that any customer, agent, representative, supplier, vendor or business referral source of the Corporation intends to discontinue, diminish or change its relationship with the Corporation, the effect of which would be material to the Corporation. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, representative, supplier, vendor or business referral source of the Corporation that have not been resolved which are reasonably likely to be material to the Corporation.

(w) Bankruptcy.  There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to the knowledge of the Corporation or any Seller, threatened against the Corporation, Excellong or any of its Affiliates.

(x) Records.  The Records have been maintained in the ordinary course of the Corporation’s business. Neither the Corporation, Excellong nor any Seller has intentionally omitted any material information from the Records.

(y) Finder’s Fees.  Neither the Corporation nor any Seller has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer will have any responsibility whatsoever.

(z) No Omissions.  None of the representations and warranties contained in this Section 8 or in the Schedules related thereto is false or misleading in any material respect or omits to state a fact herein or therein necessary to make such statements not misleading in any material respect.

Section 9 Buyer’s Representations and Warranties. Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

(a) Organization.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b) Authority.  Buyer has full power and authority and has taken all requisite corporate action to authorize it to carry on its business as currently conducted, to enter into this Agreement, to purchase the Shares on the terms described in this Agreement and to perform its other obligations under this Agreement. The transactions contemplated hereunder have been duly and validly authorized by all requisite corporate action on the part of Buyer.

(c) No Conflict.  The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with, any provision of Buyer’s charter, by-laws or governing documents, or any material agreement or instrument to which Buyer is a party or by which it is bound, or any Law applicable to Buyer, and the execution, delivery and performance of this Agreement.

(d) Enforceability.  This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles). At Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by application of equitable principles).

(e) Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of Buyer, threatened against Buyer.

(f) SEC Disclosure.  Buyer intends to acquire the Shares for its own benefit and account and is not acquiring the Shares with the intent of resale or distribution such as would be subject to regulation by federal or state securities laws, and that if, in the future, it should sell, transfer or otherwise dispose of said Shares, it will do so in compliance with any applicable federal and state securities laws.

(g) Investment Experience.  Buyer is experienced and knowledgeable in the oil and gas industry. Buyer has evaluated the merits and risks of the proposed investment in the Shares, and has formed opinions based solely upon Buyer’s experience and knowledge and not upon any representations or warranties by Sellers, Excellong or the Corporation, other than as expressly set forth in this Agreement. In entering into this Agreement, Buyer has complied with all applicable securities laws.

(h) Qualification.  Buyer is now, and as of the Closing Date shall be qualified to own the Shares and, to the best of Buyer’s knowledge, there is no legal or other reason that any Governmental Authority should not accept Buyer as the purchaser of the Shares.

(i) Funding.  Buyer will have the funds necessary to satisfy its Purchase Price payment obligations as and when such obligations become due.

(j) Assurance.  Buyer shall use all reasonable efforts to assure that the warranties and representations herein contained are true and correct at and, as of Closing Date and will give prompt written notice to Sellers after the execution of this Agreement of any matter that affects any warranty or representation herein contained or which renders such warranty or representation untrue.

(k) Finder’s Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Sellers shall have any responsibility whatsoever.

Section 10 Pre-Closing Covenants.

(a) Access.

(i) Buyer and its authorized agents and representatives, shall have the right of reasonable access, at Buyer’s sole risk, cost and expense, from the date hereof until the Closing Date: (A) to the Assets for inspection and testing (including, without limitation, environmental testing); provided, however, that Buyer shall indemnify, defend and hold harmless the Corporation and all other working interest owners in the Oil & Gas Assets from and against any and all Claims arising from Buyer’s, and Buyer’s agents and representatives, access to the Oil & Gas Assets, including, without limitation, Claims for property damage, personal injury and death; and (B) during normal business hours, to the Records including, without limitation, the right to copy the Records at Buyer’s sole cost and expense. Notwithstanding anything to the contrary set forth herein, neither the Corporation nor Sellers shall be required to supply any document or information or take any other action that would constitute a waiver of the attorney-client or other legal privilege or protection, violate any Law, or result in breach of or a default under any obligation owed to a third party. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THE PARTIES HEREBY DISCLAIM, WAIVE AND RELEASE ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF BUYER’S OWN INDEPENDENT REVIEW AND JUDGMENT.

(ii) Prior to the earlier to occur of Closing or any termination of this Agreement, upon reasonable notice, Sellers shall, and shall cause the Corporation and its officers, employees, agents, representatives and auditors, to (A) afford the officers, employees and authorized agents and representatives of Buyer or Buyer’s Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Corporation, and (B) furnish to the officers, employees and authorized agents and representatives of Buyer or Buyer’s Affiliates copies of all correspondence between the Corporation and Governmental Authorities and such additional financing and operating data and other information regarding the assets, properties, goodwill and business of the Corporation as Buyer may from time to time reasonably request; provided, however, that such access or investigation shall not unreasonably interfere with the business or operations of the Corporation.

(iii) Notwithstanding anything to the contrary, no access or investigation pursuant to this Section 10(a) shall limit or affect in any way any of the representations and warranties of Sellers contained in Section 7 or Section 8.

(b) Conduct of Business Pending Closing.  Sellers covenant that from the date hereof to the Closing Date, except as provided herein or required by any Listed Contract, or as otherwise consented to in writing by Buyer, Sellers shall cause the Corporation to:

(i) not act in any manner with respect to the Assets other than in the ordinary course of the Corporation’s business, consistent with prior practice and in compliance with applicable Laws;

(ii) not dispose of, encumber or relinquish any of the Assets (other than relinquishments resulting from the expiration of Leases that the Corporation has no right or option to renew);

(iii) not waive, compromise or settle any material claim in favor of the Corporation with respect to any of the Assets;

(iv) not pay any dividends or make any other payments to Excellong, Sellers or any of their Affiliates, except in the normal course of performance of the Listed Contracts;

(v) pay all AFEs and other capital calls with respect to the Oil & Gas Assets, as and when due, and notify Buyer of such payments as and when made;

(vi) except as required pursuant to the foregoing clause, not expend more than Twenty-Five Thousand Dollars ($25,000) per operation without Buyer’s prior written consent, unless in case of an emergency or to conduct an operation required to perpetuate a Lease;

(vii) not let lapse any insurance now in force with respect to the Assets;

(viii) not materially modify or terminate any of the Listed Contracts;

(ix) not take any action that is intended or may reasonably be expected to result in a breach or violation of any of the representations and warranties contained in this Agreement or cause any condition to Closing not to be satisfied, except, in each case, as may be required by applicable Law;

(x) not grant any rights, title or interest to any third party that might unreasonably interfere with the Corporation’s ability to fully and effectively drill, develop and commercialize the rights and interests in the Assets;

(xi) use its reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Assets;

(xii) cooperate with Buyer in the notification of all applicable Governmental Authorities of the transactions contemplated hereby;

(xiii) notify Buyer of the discovery by the Corporation or Sellers that any representation or warranty of Sellers or Excellong contained in this Agreement is or becomes materially untrue or will be materially untrue on the Closing Date;

(xiv) promptly after becoming known by the Corporation or Sellers, notify Buyer of any cessation of production from any Well and any other event that would reasonably be expected to have a Material Adverse Effect;

(xv) operate its business only in the ordinary course of the Corporation’s business;

(xvi) use its commercially reasonable efforts to preserve intact, in all material respects, its business organization and operations; and

(xvii) maintain its assets and properties in sufficient operating condition and repair to enable it to operate in all material respects its business in the manner in which it is currently operated, except for maintenance required by reason of fire, flood, earthquake or other acts of God.

(c) Closing Conditions.  Sellers shall use reasonable efforts in good faith to cause all the representations and warranties of Sellers and Excellong contained in this Agreement to be true and correct on and as of the Closing Date.

(d) No Solicitation.  Prior to the earlier to occur of Closing or any termination of this Agreement, Sellers shall not, and shall not permit the Corporation to, directly or indirectly solicit, encourage or facilitate inquiries or proposals, or provide information to or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with, any Person concerning any disposition or sale of any of the Shares or the Assets or any merger or other business combination involving the Corporation other than as contemplated by this Agreement, and Sellers shall immediately terminate any discussions or negotiations regarding any of the foregoing. Sellers shall notify Buyer within two (2) Business Days if any such proposal is received by, or any Person seeks to obtain such information or to initiate such negotiations or discussions with, the Corporation or any Seller.

(e) Business Relations.  Prior to the earlier to occur of Closing or any termination of this Agreement, Sellers shall use reasonable and diligent efforts to preserve the reputation and relationship of the Corporation with customers, clients, suppliers, employees, and others having business relations with the Corporation.

(f) Board of Directors’ Notices and Minutes.  Prior to the earlier to occur of Closing or any termination of this Agreement, (i) the Corporation shall give reasonable notice to Buyer of all meetings of the Corporation Board and any of its committees and the agenda for or business to be discussed at such meetings, and (ii) to the extent permissible under Law, the Corporation shall promptly transmit to Buyer copies of all notices, minutes, consents and other materials that the Corporation provides to the Corporation Board, other than materials relating to any proposed acquisition of the Corporation or this Agreement.

(g) Releases.  Effective as of the Effective Time, each Seller and Excellong hereby and without any further action, releases and forever discharges the Corporation and its officers, directors, employees and Affiliates, from any and all liabilities, Claims, obligations, actions, causes of actions, suits at law or in equity of whatever kind or nature, debts, dues, sums of money, accounts, bonds, bills, covenants, Contracts, promises, variances, trespasses, judgments, verdicts, extents, Encumbrances, payments, damages, costs, attorneys fees, expenses, and demands of any kind or nature, which such Person may have or may have had, known or unknown, from the date of incorporation of the Corporation, based in whole or in part upon events occurring prior to the Closing Date or circumstances existing as of the Closing Date, against the Corporation, its officers, directors and employees, excluding only Claims arising under this Agreement.  By way of example only, effective as of and contingent upon the occurrence of the Closing, each Seller hereby waives his rights of indemnification from the Corporation set forth in the Articles of Incorporation and Bylaws of the Corporation, and in the Texas Business Corporation Act.

(h) Buyer’s Covenants.  Buyer shall use reasonable efforts in good faith to cause all the representations and warranties of Buyer contained in this Agreement to be true and correct in all material respects on and as of the Closing Date.

(i) Untrue Representations and Warranties.  During the term of this Agreement (including through any applicable survival periods of representations and warranties contained herein), if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would cause one or more of such Party’s representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date, or following the Closing Date, to be found to have been untrue as of the Closing Date, then:

(i) such Party shall promptly give detailed written notice thereof to the other Parties; and

(ii) such Party shall use reasonable and diligent efforts to change such facts or events to make such representations and warranties true, to the extent possible, unless the same shall have been waived in writing by the other Parties.

(j) Confidentiality.

(i) From and after the date of this Agreement and until Closing, each Party shall treat all information exchanged and relating the transactions contemplated hereby as confidential (the “Confidential Information”). Each Party shall take reasonable precautions as may be necessary to prevent the disclosure of any portion of the Confidential Information to any third party. Without the prior written consent of the other Parties, no Party shall disclose any of the Confidential Information, except to any of the following (on a confidential basis): (A) members, partners, managers, officers, directors, employees, attorneys, accountants, engineers and other agents or consultants engaged by such Party; (B) any bona fide third party who in good faith is seeking to purchase, acquire, invest, finance or otherwise participate with such Party in an interest in any portion of the Leases, including any investors or potential investors in Buyer, subject to the terms of a written confidentiality agreement; or (C) any parties to which such Party is required to disclose such information by Law or by the rules of any recognized stock exchange on which the securities of such Party are traded. The Parties acknowledge that the breach of the terms of this provision may cause irreparable harm for which monetary damages would be inadequate and difficult to ascertain. Therefore, the Parties hereby agree that, in the event of a breach or threatened breach hereof, the non-breaching Party or Parties may seek an injunction, restraining order, specific performance, and such other remedies and relief, in law or at equity, or any combination thereof, which the non-breaching Party or Parties may deem in the sole discretion of such Party or Parties as necessary or advisable. The filing of any particular cause of action hereunder shall not be deemed an election of remedies.

(ii) For purposes of this Agreement, “Confidential Information” does not include information that: (A) is already known to the receiving Party as of the date of disclosure hereunder; (B) is already in possession of the public or becomes available to the public other than through the breach of this Agreement by the receiving Party or of any other person to whom Confidential Information is distributed pursuant to this Agreement; (C) is required to be disclosed under applicable Law, stock exchange regulations, court order, or by a governmental order, decree, regulation or rule (provided that the receiving Party shall make all reasonable efforts to deliver prompt written notice to the disclosing Party prior to such disclosure); (D) is acquired independently from a third party that represents it has the right to disseminate such information at the time it is acquired by the receiving Party; or (E) is developed by the receiving Party independently of the Confidential Information received from the disclosing Party.

Section 11 Taxes.

(a) Indemnification.

(i) Sellers shall be responsible for and shall indemnify and hold harmless Buyer and its Affiliates and, after Closing, the Corporation, against all Taxes of the Corporation or any consolidated, combined or unitary group of which the Corporation is or has been a member, with respect to Tax periods or portions of Tax periods ending on or before the Effective Time.

(ii) Buyer shall be responsible for and shall indemnify and hold harmless Sellers against all Taxes (A) of Buyer, or any consolidated, combined or unitary group of which Buyer is or will be a member, and (B) with respect to Tax periods or portions of Tax periods beginning after the Effective Time, of the Corporation.

(iii) Any Taxes of the Corporation attributable to a Tax period which begins before and ends after the Effective Time (a “Straddle Period”) shall be apportioned between Sellers and Buyer based on the actual operations and transactions of the Corporation during the portion of such period ending on the Effective Time, and the portion of such period beginning after the Effective Time, respectively, calculated as though the taxable year of the Corporation terminated at the close of business on the Effective Time. Sellers shall be obligated to pay Buyer for all unpaid Straddle Period Taxes apportioned to Sellers pursuant hereto. Nothing in this Section 11(a)(iii) shall be deemed to affect Sellers’ obligation to indemnify Buyer and its Affiliates pursuant to Section 11(a)(i).

(iv) Upon timely notice from Buyer, Sellers shall pay to Buyer any payment of Taxes required to be paid by Sellers, and upon timely notice from Sellers, Buyer shall pay to Sellers any payment of Taxes required to be paid by Buyer, in each case at least twenty (20) Business Days prior to the date any such payment is due.

(v) The indemnification obligations contained in this Section 11 shall be in addition to those contained in Section 13, shall survive Closing and shall continue in full force and effect until thirty (30) days after the applicable statute of limitations has expired with respect to each such Tax.

(b) Filing Responsibility.

(i) Sellers shall timely prepare and file, or cause the Corporation to timely prepare and file, all Tax Returns of the Corporation for all Tax periods ending on or prior to the Effective Time and timely cause the Corporation to pay, when due, all Taxes relating to such Tax Returns.

(ii) Buyer shall timely prepare and file, or cause to be timely prepared and filed, all Tax Returns of the Corporation for all Straddle Periods, and timely pay, or cause to be paid, when due, all Taxes relating to such returns. Buyer shall provide, or cause to be provided, to Sellers a substantially final draft of each such Tax Return at least thirty (30) days prior to the due date for filing such Tax Return, for Sellers’ review. Sellers shall notify Buyer of any reasonable objections Sellers may have to any items set forth in such draft Tax Return and Buyer and Sellers agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Tax Return.

(c) Cooperation.  After Closing, Buyer and Sellers shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax liabilities and potential Tax liabilities relating to the Corporation for all periods prior to or including the Effective Time and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extensions thereof. Buyer shall prepare and provide to Sellers any Tax information packages requested by Sellers for Sellers’ use in preparing Sellers’ or the Corporation’s Tax Returns. Such Tax information packages shall be completed by Buyer and provided to Sellers within seventy-five (75) days after Sellers’ request therefor. Each Party shall bear its own expenses in complying with the foregoing provisions.

(d) Control of Tax Audits and Examinations.  Sellers shall have the responsibility for and shall be entitled, at their own expense, to control any audit or examination by any Tax authority, initiate any claim for refund, file any amended Tax Return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes of the Corporation for all Tax periods prior to the Closing Date (excluding Straddle Periods) in which the Corporation was an subchapter S corporation within the meaning of Code Section 1361(a); provided, however, that Sellers shall not compromise, settle or resolve such audit, examination or contest without Buyer’s prior written consent, which consent shall not be unreasonably withheld or delayed. Buyer shall have the responsibility for and shall be entitled, at its own expense, to control any audit or examination by any Tax authority, initiate any claim for refund, file any amended Tax Return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Taxes of the Corporation for all Tax periods from and after the Closing Date (including Straddle Periods).

Section 12 Conditions Precedent to Closing.

(a) Sellers’ Conditions to Closing.  Unless the conditions are waived by Sellers, all obligations of Sellers under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

(i) The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of Closing as though made at and as of Closing.  Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to Closing. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby shall have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Buyer.

(ii) There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Sellers in connection therewith.

(iii) Buyer shall contemporaneously perform its obligations at Closing under Section 6(a).

(iv) Sellers shall have received at Closing all such other customary documents, certificates, or instruments as they may have reasonably requested evidencing compliance by Buyer with the terms and conditions of this Agreement.

(b) Buyer’s Conditions to Closing.  Unless the conditions are waived by Buyer, all obligations of Buyer under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

(i) The representations and warranties by Sellers set forth in this Agreement shall be true and correct in all material respects at and as of Closing as though made at and as of Closing.  Sellers shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Sellers at or prior to Closing. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby shall have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Sellers.

(ii) There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.

(iii) No Casualty Events shall have occurred with respect to the Oil & Gas Assets.

(iv) Buyer shall be satisfied with the results of its due diligence review of the Assets and the Corporation, under Section 5(a), in its sole discretion.

(v) Sellers shall contemporaneously perform their obligations at Closing under Section 6(b).

(vi) Buyer shall have received at Closing all such other customary documents, certificates, or instruments as it may have reasonably requested evidencing compliance by Sellers with the terms and conditions of this Agreement.

Section 13 Indemnification.

(a) Individual Indemnification of Buyer.  Subject to Section 13(c) below, each Seller individually and severally (not jointly) shall indemnify defend and hold harmless Buyer, and Buyer’s Affiliates, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents, representatives, investment bankers, brokers, accountants and attorneys, from and against any and all Claims arising in connection with a breach by such Seller of (i) any of such Seller’s representations and warranties set forth in Section 7, and (ii) such Seller’s covenants under this Agreement

(b) Joint Indemnification of Buyer. Subject to Section 13(c) below, Sellers and Excellong, jointly and severally, shall indemnify, defend and hold harmless Buyer, and Buyer’s Affiliates, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents, representatives, investment bankers, brokers, accountants and attorneys, from and against any and all Claims arising (i) in connection with or related to the Corporation and/or the Assets attributable to the period of time prior to the Effective Time, (ii) in connection with a breach by Sellers or Excellong of any of the representations and warranties set forth in Section 8, and/or (iii) arising in connection with a breach by the Corporation or Excellong of any of their covenants under this Agreement.

(c) Limitations on Sellers’ Indemnities.

(i) Neither Excellong nor Sellers shall have any liability to Buyer for Claims hereunder unless and until the aggregate amount of valid Claims exceeds $35,000 in the aggregate, upon and following which Excellong and Sellers shall be obligated to indemnify Buyer for all such Claims, from and including the first dollar thereof.

(ii) Absent fraud by Sellers or Excellong in connection with the Transaction, the total liability of Excellong and Sellers for Claims hereunder shall not exceed the Indemnity Cap, after which point Sellers and Excellong shall have no further obligation to indemnify Buyer from and against any further Claims.

(iii) The representations and warranties of Sellers and Excellong set forth in Sections 7(a) and 7(b), and in Sections 8(d), 8(f), 8(k), 8(r) and 8(y), shall survive for the applicable statutes of limitations.  All other representations and warranties of Sellers and Excellong shall expire twelve (12) months following the Effective Time; provided, however, that any Claims asserted prior to such expiration date shall survive until resolved by settlement or final non-appealable judgment thereon.

(d) Indemnification by Buyer.  Buyer shall indemnify, defend and hold harmless Sellers, Excellong, their Affiliates, successors and assigns, and their respective officers, directors, shareholders, managers, members, employees, agents, representatives, investment bankers, brokers, accountants and attorneys, from and against any and all Claims arising in connection with or related to the Corporation or the Assets attributable to (i) the period of time on or after the Closing Date, or (ii) that are attributable to a breach by Buyer of any of Buyer’s representations, warranties or covenants hereunder.

(e) Security Interest. Effective as of Closing, each Seller hereby grants to Buyer a security interest in his Closing Stock (including proceeds) to secure his indemnity obligations in this Section 13.  Absent a Claim by Buyer hereunder prior to the first anniversary of the Effective Time, Buyer shall release such security interest on such first anniversary.  In the event of one or more Claims by Buyer that have not been resolved prior to such first anniversary, Buyer’s security interest in the Closing Stock and proceeds shall continue until full and final resolution of such Claim(s).  Buyer may retain the certificates evidencing Sellers’ Closing Stock until release of its security interest, as a means of perfection thereof.

(f) Procedures.  Any Claim by Buyer for indemnification by Sellers hereunder shall be made by written notice delivered to Sellers.  Buyer shall collect any Claims

(i) first, against the Closing Stock, if and to the extent Buyer still holds its security interest therein, valued for such purpose at the applicable Indemnity Value thereof;  and then

(ii) second, against Sellers and/or Excellong directly, if Buyer’s security interest in the Closing Stock has been released, or if the Indemnity Value of the Closing Stock in which Buyer still holds a security interest is insufficient for such purpose.

The Parties shall submit to binding arbitration pursuant to Section 19(i) all disputes regarding the validity and amount of any Claim for indemnification hereunder, and the proper resolution thereof.

(g) Mitigation.  A Party entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated by this Agreement shall take all reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder.

(h) Mosbacher Well.  Notwithstanding anything to the contrary, Sellers jointly and severally shall indemnify, defend and hold harmless Buyer, and Buyer’s Affiliates, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents, representatives, investment bankers, brokers, accountants and attorneys, from and against, any and all Claims arising from the Mosbacher #1, API: 42089-32611, Colorado County, Texas (the “Mosbacher Indemnity”).

(i) Exclusive Remedy.  If Closing occurs, the sole and exclusive remedy of Buyer and Sellers with respect to the purchase and sale of the Shares shall be pursuant to the indemnification provisions of this Section 13. Any and all Claims for the breach of any representation, warranty, covenant or agreement contained herein, or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement, shall be subject to the provisions set forth in this Section 13.  If Closing occurs, except for the express rights and remedies expressly stated in this Agreement (including, without limitation, the indemnification provisions of this Section 13), Buyer and Sellers shall be deemed to have disclaimed, waived and released, to the fullest extent permitted under applicable Law, any right of contribution against the other Party or Parties, and such Party’s Affiliates, arising under or based on any federal, state or local Law or common law or otherwise.

(j) Anti-Indemnity Laws.  With regard to any statutory limitations now or hereafter in effect affecting the validity or enforceability of the indemnities set forth in this Agreement, such indemnities shall be deemed amended in order to comply with such limitations.

THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

Section 14 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing:

(i) by Sellers due to any breach hereof by Buyer, which breach is not cured within five (5) days following written notice thereof from Sellers to Buyer;

(ii) by Buyer due to any breach hereof by Sellers, which breach is not cured within five (5) days following written notice thereof from Buyer to Sellers;

(iii) by Buyer, if Buyer is not satisfied with the results of its due diligence review of the Assets and the Corporation, under Section 5(a), in its sole discretion, or

(iv) by either Sellers or Buyer, if Closing shall not have occurred on or before February 14, 2012 (the “Outside Closing Date”); provided, however, that the right to terminate this Agreement under this Section 14(a)(iv) shall not be available: (A) to Sellers, if any breach of this Agreement by Sellers has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Outside Closing Date; or (B) to Buyer, if any breach of this Agreement by Buyer has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Outside Closing Date.

(b) If this Agreement is terminated pursuant to Section 14(a)(iii) or Section 14(a)(iv), such termination shall be the Parties’ sole and exclusive remedy, and each Party hereby disclaims, waives and releases any and all Claims against the other Party or Parties arising in connection with or related to such termination.

Section 15 Remedies.

  Notwithstanding anything to the contrary, on or before the Closing Date, if a Party (the “Breaching Party”) is in breach or default of any of the Breaching Party’s representations, warranties or covenants hereunder, and the Breaching Party fails to cure such breach or default within five (5) days following notice thereof, the other Party or Parties shall have all remedies, at law and in equity, against the Breaching Party, including the right of specific performance. The filing of any particular cause of action by any such non-breaching Party shall not be deemed to be an election of remedies. Notwithstanding any other provisions of this Agreement, damages collectible hereunder shall be limited to actual damages only, so in no event shall any Party be liable to any other Party for special, indirect or consequential damages, in connection with any promise, right, obligation or undertaking expressed in this Agreement.

Section 16 Post-Closing Series A Stock Matters.

(a) Transfers of Series A Stock.  Each certificate representing the Series A Stock to be issued to Sellers at Closing will be imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE SECURITIES ACT, AND IN RELIANCE UPON THE REPRESENTATIONS BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION. THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE OR HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

Any Seller desiring to transfer any Closing Stock received pursuant to this Agreement, other than in a registered offering or pursuant to a sale which counsel for Buyer confirms is in compliance with Rule 144 of the Securities Act, must first furnish Buyer with: (i) a written opinion in form and substance satisfactory to Buyer from counsel reasonably satisfactory to Buyer to the effect that such Seller may transfer the Closing Stock as desired without registration under the Securities Act; and (ii) a written undertaking executed by the desired transferee in form and substance reasonably satisfactory to Buyer agreeing to be bound by the restrictions on transfer contained in this Section 16(a).

(b) Guarantee of Value.  In the event that, on the first anniversary of the Effective Time, (i) the Series A Stock has no Public Market Value, or (ii) the Series A Stock has a Public Market Value but the total Public Market Value of the Closing Stock issued to Sellers hereunder is less than $1,250,000, then each Seller shall have the right to require Buyer to repurchase some or all of such Seller’s shares of Closing Stock still then-held by such Seller for cash in an amount equal to one hundred twenty-five percent (125%) of the issuance price attributable thereto (the “Put”).  For example, if all Sellers exercise the Put as to all shares of Closing Stock, the total repurchase price payable in connection with the Put would be $1,250,000.  Any Seller eligible and desiring to exercise the Put shall do so by notice to Buyer delivered not later than ten (10) Business Days following the first anniversary of the Effective Time. The closing of any exercise(s) of the Put shall occur at a mutually convenient time and place, not later than thirty (30) days following such exercise(s). At such closing, (I) the exercising Seller(s) shall deliver the certificates evidencing the Closing Stock to be redeemed, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, together with an affidavit that the Closing Stock being sold is free and clear of all Encumbrances, and (II) Buyer shall pay the purchase price therefor, by wire transfer of good funds to the participating Seller(s).

Section 17 Shareholder Representative.

(a) Authority.  Mr. Y. Joe Hwang (the “Shareholder Representative”) shall act as agent for the Sellers and is entitled to give and receive notices and communications under this Agreement, to authorize deliveries to Buyer and the Corporation, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts and awards of arbitrators with respect to any Claims arising under this Agreement, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing.  By way of example only, on behalf of all Sellers the Shareholder Representative may:

(i) agree to any Working Capital Adjustment, under Section 4;

(ii) amend and/or waive any rights of Sellers under this Agreement;  and/or

(iii) defend and/or settle any Claim by Buyer for indemnification under Section 13.

(b) Binding on All Sellers.  A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all of the Sellers, and shall be final, binding and conclusive upon each such Seller.  Buyer may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each such Seller. Each Buyer indemnified party is hereby relieved from any liability to any Person for any acts done by them in good faith in accordance with such decision, act, consent or instruction of the Shareholder Representative.

(c) Expenses.  The Shareholder Representative shall not be entitled to any compensation for its services as such. The Shareholder Representative may incur legal fees, accounting fees and other expenses in connection with the exercise of its rights and duties hereunder, all of which expenses shall, subject to the terms of this Agreement, be payable out of distributions of the Purchase Price to the Sellers.  If no such distributions then remain payable or if expenses are in excess of applicable disbursements, such expenses shall be paid by the Sellers or reimbursed to the Shareholder Representative, in each case in accordance with their respective Pro Rata Shares.  For the avoidance of doubt, neither the Corporation nor Buyer shall be responsible for expenses of the Shareholder Representative.

(d) Replacement.  In the event that the Shareholder Representative resigns or otherwise becomes incapable of acting as the Shareholder Representative hereunder, such Shareholder Representative shall deliver written notice thereof to Buyer, which notice may and shall identify such Shareholder Representative’s replacement, and thereafter, the replacement Shareholder Representative will deliver written notice to Buyer acknowledging such appointment.

(e) Power of Attorney.  Each Seller hereby irrevocably appoints the Shareholder Representative (including any replacement Shareholder Representative) as the attorney-in-fact for such Seller, for the purposes set forth in this Section 17.

(f) Release.  Each of the Sellers hereby releases, indemnifies and agrees to hold the Shareholder Representative harmless from and against any and all Claims by such Seller against the Shareholder Representative in its capacity as such, absent only gross negligence or intentional misconduct by the Shareholder Representative.  Each Seller recognizes that the Shareholder Representative may have (and each Seller hereby waives) conflicts of interest in connection with the Shareholder Representative’s role as such versus the Shareholder Representative’s other capacities and duties.

(g) Reliance. Each of the Sellers hereby acknowledges and agrees that Buyer has the right to rely, is relying and shall rely on the Shareholder Representative as contemplated under this Agreement.  Each of the Sellers hereby releases, indemnifies and agrees to hold each of Buyer and the Corporation harmless from and against any and all Claims by such Seller against Buyer and the Corporation with respect to any action or omission to act at the direction of the Shareholder Representative.

Section 18 Notices.

All notices required or permitted under this Agreement shall be in writing and addressed as set forth below. Any notice hereunder shall be deemed to have been duly made and the receiving Party charged with notice: (a) if personally delivered, when received; (b) if sent by facsimile or electronic mail transmission, upon acknowledgment of receipt; (c) if mailed, five (5) business days after mailing, certified mail, return receipt requested; or (d) two (2) days after delivery to Fedex or other reputable overnight courier.  All notices shall be addressed as follows:

•	If to one or more Sellers:

to the addresses set forth on the signature page hereto.

•	If to Excellong or the Corporation:

77 Sugar Creek Center Blvd. Suite 215
Sugar Land , Texas 77478
Attention: Yng-Jou Joe Hwang, President
Phone: (832) 922-1678 (Cell) or (281) 980-8048 (Office)
Fax: (281) 980-8078
Email: Joe.Hwang@excellonginc.com

•	If to Buyer:

Pacific Energy Development Corp.
4125 Blackhawk Plaza Circle, Suite 201A
Danville, California 94506
Attention: Frank C. Ingriselli, President and Chief Executive Officer
Email: ingriselli@pacificenergydevelopment.com

With a copy to:

General Counsel
Phone: (925) 984-2845
Fax: (925) 403-0703
Email:  cmoore@pacificenergydevelopment.com

Any Party may, by written notice so delivered to the other Party/ies, change the address or individual to which delivery shall thereafter be made.

Section 19 Miscellaneous.

(a) Exhibits.  All Exhibits and Schedules attached to this Agreement are hereby incorporated by reference herein and made a part hereof for all purposes as if set forth in their entirety herein. The Schedule numbers used in this Agreement refer to the corresponding Sections of the Agreement to which such Schedule relates; provided, however, to the extent that a matter is disclosed in a Schedule and relevant and reasonably apparent on its face to apply to the disclosure required by any other Section of this Agreement, such matter shall be deemed to be disclosed in such other Section of this Agreement, whether or not an explicit cross reference appears.

(b) Integration.  This Agreement, the Exhibits and Schedules hereto and all documents to be executed hereunder constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

(c) Amendment and Waiver.  This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver.

(d) Assignment.  Buyer may assign this Agreement and its rights hereunder, and delegate its duties hereunder, to any Affiliate or subsidiary of Buyer, provided, however, that Buyer shall remain liable and responsible for the performance of all of its obligations hereunder, including, but not limited to, the payment of all of its monetary obligations and indemnity obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors, assigns, devisees and personal representatives.

(e) Third Parties.  Except for indemnified persons or entities described herein, this Agreement shall not confer any rights, benefits or remedies to any person or entity not a Party hereto.

(f) No Merger.  None of the provisions of this Agreement shall be deemed to have merged with any assignment or other instrument hereafter executed.

(g) Severability.  If one or more of the provisions of this Agreement are deemed by a court of competent jurisdiction to be unenforceable, in whole or in part, the scope of such provisions shall be reduced to the extent necessary to make them enforceable (or, if such reduction is not possible for any reason, such provisions shall be severed from this Agreement entirely) without effect upon the balance of this Agreement.

(h) Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Texas. The Parties hereby consent to exclusive venue and jurisdiction of the courts located in Houston, Texas.

(i) Arbitration.  Any dispute arising under this Agreement, including any question regarding its existence, validity or termination, shall be determined and resolved by final and binding arbitration in accordance with this Section 19(i). Arbitration shall be commenced by any Party by delivering to the other Parties written notice (the “Arbitration Demand”) which shall set forth in reasonable detail the basis of the dispute including supporting documentation. On or before thirty (30) days following delivery of the Arbitration Demand, Sellers shall appoint one (1) arbitrator and Buyer shall appoint one (1) arbitrator. On or before sixty (60) days following delivery of the Arbitration Demand, the two (2) arbitrators so appointed shall appoint a third arbitrator, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place in Houston, Texas and shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association. The hearing shall be commenced on or before sixty (60) days after the selection of the arbitrators. The Parties and the arbitrators shall proceed diligently and in good faith so that the arbitration award shall be entered on or before sixty (60) days after the arbitration hearing. The decision of a majority of the arbitrators shall be final, binding and non-appealable, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(j) Attorneys’ Fees.  In the event of any dispute arising out of or relating to this Agreement, including arbitration or action for declaratory relief, the prevailing Party or Parties shall be entitled to recover from the other Party or Parties all court and arbitration costs, expert witness fees and reasonable attorneys’ fees.

(k) Expenses.

a.   Except as otherwise specifically provided herein, all fees, costs and expenses incurred by a Party in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal, engineering and accounting fees, costs and expenses.

(l) Interpretation.  For purposes of interpreting the provisions of this Agreement, it is acknowledged and agreed by Buyer and Sellers that this Agreement is the result of negotiations between Buyer and Sellers, that Buyer and Sellers had equal bargaining power and position, and that no provision of this Agreement shall be interpreted or construed adverse to or against one Party or the others as a result of the drafting, preparation or execution of this Agreement.

(m) Construction.  The headings of the Sections of this Agreement and any listing of its contents are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement. All references in this Agreement to Exhibits, Schedules, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited. The words “this Section,” and “this subsection,” and words of similar import, refer only to Section or subsection hereof in which such words occur. The word “including” (in its various forms) means including without limitation. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(n) Timing.  Time is of the essence of this Agreement.

(o) Further Assurances.  The Parties agree to execute, acknowledge and deliver such additional instruments, agreements or other documents, and take such other action as may be necessary or advisable to consummate the transactions contemplated by this Agreement.

(p) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one agreement.  Facsimile, pdf and electronic signatures shall be valid and binding on the Parties.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have each executed this Agreement as of the day and year first written above.

SELLERS:	Corporation Shares Owned	Pro Rata Share	Shares of Series A Closing Stock	U.S. Resident?

/s/ Chen-Bin Su Chen-Bin Su 5224 Palm Royale Blvd Sugar Land TX 77479	320,000	32%	533,333	Yes: ☑ No: □

/s/ Yng-Jou Joe Hwang Yng-Jou Joe Hwang 4 Legend Park Dr. Sugar Land TX 77479	280,000	28%	466,667	Yes: ☑ No: □

/s/ Wenlong Xu Wenlong Xu 5310 Weatherstone Circle Sugar Land TX 77479	190,000	19%	316,667	Yes: ☑ No: □

/s/ Hsiu-Min Su Hsiu-Min Su 5224 Palm Royale Blvd Sugar Land TX 77479	150,000	15%	250,000	Yes: ☑ No: □

/s/ Charles E. Su By Hsiu-Min Su Attorney in Fact # Charles E. Su 330 N. Mathilda Ave., Apt. 404 Sunnyvale, CA 94085	30,000	3%	50,000	Yes: ☑ No: □

/s/ Ramona E. Thompson By Hsiu-Min Su Attorney in Fact # Ramona E. Thompson 1102 Lincolnshire Drive Champaign, IL 61821	30,000	3%	50,000	Yes: ☑ No: □
Totals:	1,000,000	100%	1,666,667

#  H.M Su acts as attorney-in-fact via power of attorney

Signature page to Stock Purchase Agreement

EXCELLONG:

Excellong, Inc.

By:	/s/ Yng-Jou Joe Hwang
Yng-Jou Joe Hwang, President

BUYER:

Pacific Energy Development Corp.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli, Chief Executive Officer

Signature page to Stock Purchase Agreement

EXHIBIT A
The Leases and the Lands

Leighton Prospect Deep Contract Area covers all depths in the following described 1,330.75 acres, more or less, below the stratigraphic equivalent of the base of the Olmos Formation (as defined herein):

1.
Oil and Gas Lease dated May 5, 2008, by and between Tyler Ranch Partners, Ltd., Lessor, to Texon E&P II Inc., Lessee, Memorandum of Oil and Gas Lease for said Lease being recorded under File Number 63686 in Volume 459, Page 493 of the Deed Records of McMullen County, Texas.

a.
Amendment to Oil and Gas Lease effective May 5, 2008, by Tyler Ranch Partners Ltd., Lessor, to Texon II E&P, Inc., Lessee, Amendment to Oil and Gas Lease being recorded under File Number 63874 in Volume 461, Page 334 of the Deed Records of McMullen County, Texas.

b.
Second Amendment to Oil and Gas Lease effective May 5, 2008, by Tyler Ranch Partners Ltd., Lessor to Texoz E&P II, Inc., Lessee, Second Amendment to Oil and Gas Lease being recorded under File Number 64205 in Volume 463, Page 374 of the Deed Records of McMullen County, Texas.

c.
Third Amendment to Oil and Gas Lease effective May 5, 2008, by Tyler Ranch Partners Ltd., Lessor, to Texoz E&P II, Inc., Lessee, Amendment to Oil and Gas Lease being recorded in Volume 3, Page 743 of the Official Records of McMullen County, Texas.

2.
Oil, Gas and Mineral Lease dated February 18, 2008, by and between Elizabeth B. Shannon, Trustee, et al, Lessor, to Texon E&P II, Inc., Lessee, a Memorandum of Oil, Gas and Mineral Lease for said lease being recorded under File Number 63530 in Volume 458, Page 448 of the Deed Records of McMullen County, Texas.

3.
Oil and Gas Lease dated June 30, 2009, by and between Tyler Ranch Partners, Ltd., Lessor, and Texoz E&P II, Inc., Lessee, a Memorandum of Oil and Gas Lease for said lease being filed under File Number 65244, and recorded in Volume 473, Page 99 of the Deed Records of McMullen County, Texas.

a.
Amendment to Oil and Gas Lease effective June 30, 2009, by Tyler Ranch Partners Ltd., Lessor, to Texoz E&P II, Inc., Lessee, Amendment to Oil and Gas Lease being recorded in Volume 3, Page 739 of the Official Records of McMullen County, Texas.

4.
Oil, Gas and Mineral Lease dated July 7, 2009 by and between John Jefferson Peeler, et al, Lessor, to Texoz E&P II, Inc., Lessee, Oil, Gas and Mineral Lease being recorded in Volume 471, Page 357 of the Deed Records of McMullen County, Texas.

MANDURAH PROSPECT DEEP CONTRACT AREA

Mandurah Prospect Deep Contract Area covers the southernmost 320.0 acres, more or less, out of the G.H. Smith Survey, No. 27, Abstract 431, situated in McMullen County, Texas, commencing immediately beneath the stratigraphic equivalent of the base of the Olmos Formation down to a depth of 100 feet below the base of the Edwards Limestone Formation, the top of which is encountered at 10,622 feet in the Sutton Producing Corp. No. 2 Peeler Platform Express Log dated December 26, 1998.

1.
Oil, Gas and Mineral Lease dated November 6, 1996, between Jean M. Thomson, Timothy M. Thomson, Andres M. Thomson, Patrick W. Thomson and George G. Thomson, Lessor, and Sutton Producing Corp., as Lessee, Oil, Gas & Mineral Lease being recorded in Volume 376, Page 407 of the Deed Records of McMullen County, Texas.

2.
Oil, Gas and Mineral Lease dated November 6, 1996, between Jean M. Thomson, Timothy M. Thomson, Andres M. Thomson, Patrick W. Thomson and George G. Thomson, Lessor, and Sutton Producing Corp., as Lessee, Oil, Gas & Mineral Lease being recorded in Volume 482, Page 080 of the Deed Records of McMullen County, Texas.

3.
Oil, Gas and Mineral Lease dated November 6, 1996, between Jean M. Thomson, Timothy M. Thomson, Andres M. Thomson, Patrick W. Thomson and George G. Thomson, Lessor, and Sutton Producing Corp., as Lessee, Oil, Gas & Mineral Lease being recorded in Volume 482, Page 092 of the Deed Records of McMullen County, Texas.

4.
Oil, Gas and Mineral Lease dated November 6, 1996, between Jean M. Thomson, Timothy M. Thomson, Andres M. Thomson, Patrick W. Thomson and George G. Thomson, Lessor, and Sutton Producing Corp., as Lessee, Oil, Gas & Mineral Lease being recorded in Volume 482, Page 001 of the Deed Records of McMullen County, Texas.

5.
Oil, Gas and Mineral Lease dated November 6, 1996, between Jean M. Thomson, Timothy M. Thomson, Andres M. Thomson, Patrick W. Thomson and George G. Thomson, Lessor, and Sutton Producing Corp., as Lessee, Oil, Gas & Mineral Lease being recorded in Volume 482, Page 068 of the Deed Records of McMullen County, Texas.

6.
Oil, Gas and Mineral Lease dated November 6, 1996, between Elizabeth V. Shannon, individually and as Executrix of the Estate of Irvin W. Shannon, Deceased, Alice Shannon Baxter, John Jefferson Peeler, Alice Jane Hall, Charles Walter Thomson, Travis A. Peeler, Paul W. Peeler and Thomas E. Peeler, Lessor, and Sutton Producing Corp., as Lessee, Oil, Gas & Mineral Lease being recorded in Volume 375, Page 268 of the Deed Records of McMullen County, Texas.

SUBJECT TO:

1.	Gas Gathering Agreement dated October 1, 2008 by and between Regency Field Services LLC, Gatherer, and Aurora Resources Corporation, Producer.

2.	Gas Purchase Agreement dated October 26, 2010 by and between LT Gathering, LLC, Purchaser, and Texoz E&P II, Inc., Seller

3.	Surface Use Agreement dated effective April 1, 2010 by and between Paul W. Peeler, on behalf of the various Surface Owners of the Peeler Ranch Road, and Texoz E&P II, Inc., Lessee.

4.	Operating Agreement dated August 1, 2010 between Aurora Resources Corporation, Texoz E&P II, Inc., Excellong Inc. and Global Petroleum Ltd.

5.	Contract Operator Agreement dated February 27, 2009, but effective July 25, 2008, by and between Texoz E&P II, Inc. and Aurora Resources Corp.

6.	August 12, 2010 Revised Proposal: Amendment to Participation Agreement and Operating Agreement – Leighton Prospect, McMullen County, Texas.

-END OF EXHIBIT A-

EXHIBIT B
The Wells

1.	Tyler Ranch EFS-1H

2.	Tyler Ranch EFS-2H

EXHIBIT C
The Equipment

Related to Leighton and Mandurah Eagle Ford Shale Asset (dated 12-15-2011)

1.	Nine (9) 400 bbls oil tanks
2.	Two (2) 400 bbls water tanks
3.	One (1) High Pressure Separator
4.	One (1) Low Pressure Separator
5.	One (1) Eagle Ford Shale Sales Meter
6.	One (1) TR-EFS-1H wellhead
7.	One (1) TR-EFS-1H gas lift meter
8.	One (1) TR-EFS-1H gas out meter
9.	15500’ TR-EFS-1H production casing, 10,000’ production tubing and 1500’ flow line
10.	One (1) TR-EFS-2H wellhead
11.	One (1) TR-EFS-2H gas lift meter
12.	15750’ TR-EFS-2H production casing and 10,000' production tubing

EXHIBIT D
The Surface Rights

1,330.75 acres described in the Leighton Prospect Deep Contract Area in Exhibit A and 320.0 acres described in the Mandurah Prospect Deep Contract Area in Exhibit A:

1.	Rights-of-way, easements, servitudes and franchises acquired or used in connection with operations for the exploration and production of oil, gas or other minerals;

2.
Permits and licenses of any nature owned, held or operated in connection with operations for the exploration and production of oil, gas or other minerals, to the extent such permits and licenses are transferable.

EXHIBIT E
The Listed Contracts

1.	Participation Agreement between Texoz E&P II, Inc and Excellong Inc. regarding the Leighton Prospect, McMullen County, Texas dated July 25, 2008

2.	Amendment of Participation Agreement between Texoz E&P II, Inc, Excellong Inc. and Global Petroleum Ltd. regarding the Leighton Prospect, McMullen County, Texas dated August 12, 2010

3.	AIPN Model Form Operating Agreement between Texoz E&P II, Inc, Excellong Inc. and Global Petroleum Ltd. regarding regarding the Leighton and Mandurah Prospect dated August 1, 2010

4.
Partial Assignment of Oil and Gas Leases between Texoz E&P II, Inc, Excellong Inc. and Global Petroleum Ltd. regarding the assignment of a 15% interest in the Leighton Prospect and Mandurah Prospect dated November 30, 2010

5.
Partial Release of Oil and Gas Leases (100 feet beneath the stratigraphic equivalent of the base of the Eagle Ford Shale Formation per lease agreement ) of May 5, 2008 Tyler Ranch Partners, Ltd., Vol. 459, Page 493; June 30, 2009 Tyler Ranch Partners, Ltd., Vol 473, Page 99, McMullen County, Texas, Leighton Prospect dated December 8, 2011

Schedule 8(h)
Financial Statement

Schedule 8(l)
Actions Outside the Ordinary Course

-NONE-

Schedule 8(s)
Affiliate Transactions

1.
Excellong Inc and Excellong E&P-2, Inc Board resolutions related to the transfer of the 1650.75 acres of Leighton / Mandurah  Eager Ford Shale Asset  from Excellong Inc. to Excellong E&P-2, Inc. dated August 31, 2011

2.	Transfer Division Order for Tyler Ranch EFS-1H from Operator, Texoz E&P II, Inc dated October 5, 2011

3.	Transfer Division Order for Tyler Ranch EFS-2H from Operator, Texoz E&P, Inc dated October 5, 2011

Schedule 8(t)
Intellectual Property and IT Assets

-NONE-